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                                   SUPPLEMENT
                                       TO
                  INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT


     This Supplement, made as of the 10th day of April, 1995, by and between Piper Funds Inc., a Minnesota corporation (the "Corporation"), and Piper Capital Management Incorporated, a Delaware corporation (the "Adviser").

     WHEREAS, the Corporation has entered into an Investment Advisory and Management Agreement with the Adviser dated February 19, 1987 (the "Original Agreement") whereby the Corporation engaged the Adviser to act as investment adviser for, and to manage the affairs, business and investment of the assets of, five series of the Corporation, known as Value Fund, Equity Strategy Fund (formerly Sector Performance Fund), Balanced Fund, Government Income Fund and Money Market Fund series.

     WHEREAS, pursuant to a Supplement dated April 4, 1988, all of the terms, provisions, covenants and agreements set forth in the Original Agreement were adopted with respect to five additional series of the Corporation, known as the U.S. Government Money Market Fund, Tax-Exempt Money Market Fund, Institutional Government Income Portfolio, National Tax-Exempt Fund and Minnesota Tax-Exempt Fund series.

     WHEREAS, pursuant to a Supplements dated March 16, 1990 and May 7, 1992, all of the terms, provisions, covenants and agreements set forth in the Original Agreement were adopted with respect to Emerging Growth Fund and Growth and Income Fund, respectively, two additional series of the Corporation.

     WHEREAS, pursuant to a resolution of the Board of Directors of the Corporation, an additional series of the Corporation has been formed, which series has been designated the Short-Intermediate Bond Fund series.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, the parties hereto agree as follows:

     1. All of the terms, provisions, covenants and agreements set forth in the Original Agreement shall apply to the Short-Intermediate Bond Fund series, provided that the monthly fee to be paid pursuant to Section 2 of the Original Agreement with respect to the Short-Intermediate Bond Fund series shall be equal to 1/12 of .40% of such Fund's average daily net assets.


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     2.  The effective date of this Supplement shall be April 10, 1995.

     IN WITNESS WHEREOF, the Corporation and the Adviser have caused this Supplement to be executed by their duly authorized officers as of the day and year first above written.

                                   PIPER FUNDS INC.


                                   By /s/ Marijo A. Goldstein
                                      -------------------------------
                                      Its Vice President
                                          ---------------------------


                                   PIPER CAPITAL MANAGEMENT
                                      INCORPORATED


                                   By /s/ William H. Ellis
                                      -------------------------------
                                      Its President
                                          ---------------------------